Exhibit 10.2

EXECUTION COPY

SETTLEMENT AGREEMENT

     THIS SETTLEMENT AGREEMENT (the “Agreement”) is dated as of October 26, 2009, by and among SUNRISE SENIOR LIVING INVESTMENTS, INC. (“Managing Member”), SUNRISE SENIOR LIVING MANAGEMENT, INC. (“Manager”), and SUNRISE SENIOR LIVING, INC. (“SSL;” Managing Member, Manager and SSL are referred to collectively as the “Sunrise Parties”), on the one hand, and US SENIOR LIVING INVESTMENTS, LLC (“Investor Member”) and SUNRISE IV SENIOR LIVING HOLDINGS, LLC (“Sunrise IV”), on the other hand. Managing Member, Manager, SSL, Investor Member and Sunrise IV are referred to collectively as the “Parties.”

RECITALS:

     WHEREAS, Managing Member and Investor Member are parties to that certain Amended and Restated Operating Agreement of Sunrise IV, dated as of June 30, 2005 (as amended, modified or supplemented prior to the date hereof, the “Operating Agreement”);

     WHEREAS, Managing Member owns 20% of the membership interests in Sunrise IV (the “MM Interest”) and Investor Member owns 80% of the membership interests in Sunrise IV;

     WHEREAS, pursuant to certain provisions contained in the Operating Agreement, including Sections 12.2 through 12.5 of the Operating Agreement, Managing Member has made certain financial commitments and is required to provide financing to Sunrise IV;

     WHEREAS, Managing Member has previously provided financing to Sunrise IV as required by the Operating Agreement (all financing provided by Managing Member to Sunrise IV prior to the date of this Agreement is referred to collectively as the “MM Financing”), including certain financing under Sections 12.4 and 12.5 of the Operating Agreement (the “Income Support Financing”);

     WHEREAS, Managing Member is currently required to provide additional Income Support Financing to Sunrise IV pursuant to the terms of the Operating Agreement, but Managing Member has breached its obligation to provide such additional financing to Sunrise IV;

     WHEREAS, Managing Member desires to transfer the MM Interest to Investor Member and to terminate and be fully released from any and all of its obligations under the Operating Agreement (including its continuing obligations to provide financing to Sunrise IV under the Operating Agreement);

     WHEREAS, Sunrise IV indirectly owns 16 retirement or senior living facilities (each, a “Facility” and, collectively, the “Facilities”) that are managed by Manager pursuant to (i) an individual management agreement entered into by Manager for management of each Facility, including any interim management, administrative services, consulting services, sub-management or similar agreements in favor of Manager concerning operation of such Facility (collectively, the “Management Agreements”), and (ii) a Master Owner/Manager Agreement, dated July 1, 2005, by and between Sunrise IV, Manager and Investor Member (as amended, modified or supplemented prior to the date hereof, the “MOMA”);

     WHEREAS, Sunrise IV is a party to (i) that certain Amended and Restated Acquisition and Construction Loan Agreement, dated as of December 22, 2005 (as amended, modified or supplemented prior to the date hereof, the “Loan Agreement”), by and among Sunrise IV (as borrower), HSH Nordbank AG, acting through its New York Branch (“Nordbank”), as a lender, lead arranger and administrative agent, and such other financial institutions as from time to time become lenders (collectively, the “Lenders”); (ii) the Common Terms Agreement, dated as of June 30, 2005 (as amended, modified or supplemented prior to the date hereof, the “Common Terms Agreement”), by and among Nordbank, Sunrise IV, the Intermediate Tier Owners (as defined therein), SSL, as liquidity support provider, and the Property Companies (as defined therein), and (iii) certain other documents executed in connection with the financing evidenced by the Loan Agreement and Common Terms Agreement (the Loan Agreement, the Common Terms Agreement, the ODA Agreement (as hereinafter defined) and such other documents are referred to collectively as the “Loan Documents”);

     WHEREAS, pursuant to the terms of that certain Member Interest Pledge and Security Agreement, dated as of June 30, 2005 (as amended, modified or supplemented through the date hereof, the “Membership Interest Pledge”), between Managing Member and Nordbank, Managing Member has pledged its membership interests in Sunrise IV to Nordbank for the benefit of the Lenders and to secure the payment of all amounts due under the Loan Documents;

     WHEREAS, pursuant to the terms of that certain Operating Deficits Agreement, dated as of June 30, 2005 (as amended, modified or supplemented through the date hereof, the “ODA Agreement”), between SSL and Nordbank, SSL has guaranteed to Nordbank for the benefit of the Lenders the payment of all Operating Deficits (as defined in the ODA Agreement) of Sunrise IV, the Intermediate Tier Owners, the Property Companies and, to the extent liable therefore, the Manager;

     WHEREAS, SSL has breached its obligation under the ODA Agreement to fund default interest with respect to the loan outstanding under the Loan Documents, and SSL desires to be released from any and all obligations under the Loan Documents (including the ODA Agreement);

     WHEREAS, pursuant to the terms and conditions of the Management Agreements, Manager is entitled to receive certain management fees;

     WHEREAS, Section 3.17 of the Common Terms Agreement provides that any management fees earned under each Management Agreement in excess of 3% of revenues for the relevant Facility (the “Subordinated Management Fees”) shall be paid only if (i) Sunrise IV has made all payments required to be made under the Loan Documents, and (ii) no event of default has then occurred and is continuing under the Loan Documents and, after giving effect to such payment, no event of default would then have occurred;

     WHEREAS, Nordbank has provided written notice to Sunrise IV of the existence of certain events of default under the Loan Documents, and such events of default are continuing;

     WHEREAS, due to the existence and continuation of events of default under the Loan Documents, Manager has not received payment of certain Subordinated Management Fees and the payment of such Subordinated Management Fees has been deferred;

     WHEREAS, Manager desires to cease management of the Facilities;

     WHEREAS, the Sunrise Parties desire to receive from Nordbank (on behalf of Nordbank and the Lenders) a full and unconditional release of any and all liabilities and obligations of any and all of the Sunrise Parties relating to or arising under the Loan Documents (including the ODA Agreement and any and all guaranties or indemnities given by any of the Sunrise Parties relating to the financing evidenced by the Loan Documents);

     WHEREAS, in order to induce Nordbank to grant a release to the Sunrise Parties, the Investor Member and its affiliates will incur significant liabilities and make significant financial commitments in favor of Nordbank (for the benefit of Nordbank and the other Lenders);

     WHEREAS, the Parties desire to enter into this Agreement to evidence and implement a “global” settlement of all issues and claims arising out of or relating to Sunrise IV, the Facilities (including the acquisition, ownership, financing, leasing and management thereof), and the Loan Documents and, accordingly, the Parties have engaged in good faith, arms length negotiations that culminated in the Parties’ agreement as set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

     1.     Recitals. The recitals of this Agreement are hereby incorporated herein in their entirety.

     2.     Release of Managing Member. Effective as of the date of this Agreement, each Investor Member Releasor (as defined below) hereby expressly releases, acquits, and forever discharges Managing Member, each of its affiliates and subsidiaries (other than Manager, which is separately released pursuant to Section 5 hereof), and each and every past and present employee, attorney, officer, director or shareholder of Managing Member (collectively, the “Managing Member Released Parties”), from any and all claims, causes of action, suits, debts, obligations, liabilities, demands, losses, covenants, dues, sums of money, reckonings, bonds, bills, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, costs, and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, in law or equity (collectively, “Claims”) which the Investor Member Releasors and each or any of the Investor Member Releasors’ heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever which relate to, or arise out of, the management, operation, or funding of Sunrise IV or of Sunrise IV’s direct or indirect subsidiaries (including any and all Claims of any kind or nature whatsoever relating to, arising out of, or existing under, the Operating Agreement) or the acquisition or ownership of the Facilities and other assets by Sunrise IV and its direct and indirect subsidiaries and which the Investor Member Releasors may have or claim to have against a Managing Member Released

Party, or which may hereafter arise out of, relate to, or be connected with any act of commission or omission of a Managing Member Released Party existing or occurring prior to the date of this Agreement; provided, however, notwithstanding any other provision of this Agreement, the release of Claims pursuant to this Section 2 shall not apply to any Claims arising under this Agreement or under any Other Sunrise Document (as defined below) and shall not release Managing Member or SSL from their obligations under this Agreement or under any Other Sunrise Document. “Investor Member Releasors” shall mean (i) Sunrise IV and each direct or indirect subsidiary of Sunrise IV, and (ii) Investor Member and Investor Member’s affiliates, principals, owners, and members.

3.     Release of Sunrise IV and Investor Member by SSL and Managing Member. Effective as of the date of this Agreement, each Sunrise Releasor (as defined below) hereby expressly releases, acquits, and forever discharges Sunrise IV, Investor Member, each direct or indirect subsidiary of Sunrise IV (including the Intermediate Tier Owners and the Property Companies), each subsidiary or affiliate of Investor Member, each entity that directly or indirectly provided or provides funding to Investor Member, and each and every past or present employee, attorney, officer, director, manager, member or shareholder of Investor Member, any subsidiary or affiliate of Investor Member, or any entity that provided or provides funding to Investor Member (collectively, the “Investor Member Released Parties”), from any and all Claims which the Sunrise Releasors and each or any of the Sunrise Releasors’ heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever which relate to, or arise out of, the management, operation, or funding of Sunrise IV or of Sunrise IV’s direct or indirect subsidiaries (including the MM Financing and any and all other Claims of any kind or nature whatsoever relating to, arising out of, or existing under, the Operating Agreement) or the acquisition or ownership of the Facilities and other assets by Sunrise IV and its direct and indirect subsidiaries (including Claims arising out of, or relating to, the Managing Member’s right under the Operating Agreement to transfer or cause to be transferred certain parcels of land to Managing Member or its affiliates, which shall be a deemed contribution of such parcels to Sunrise IV (the “Contributed Parcels”)), and which the Sunrise Releasors may have or claim to have against an Investor Member Released Party, or which may hereafter arise out of, relate to, or be connected with any act of commission or omission of an Investor Member Released Party existing or occurring prior to the date of this Agreement; provided, however, notwithstanding any other provision of this Agreement, the release of Claims pursuant to this Section 3 shall not apply to any Claims arising under this Agreement or under any Other Investor Member Document (as defined below) and shall not release Sunrise IV or Investor Member from their respective obligations under this Agreement or under any Other Investor Member Document. “Sunrise Releasors” shall mean SSL, Managing Member, and each of their respective affiliates (other than Manager), principals, owners and shareholders.

     4.     Release of Sunrise IV and Investor Member by Manager. Effective as of the date of this Agreement, Manager hereby releases, acquits, and forever discharges the Investor Member Released Parties from any and all Claims which relate to the management or operation of the Facilities (including all Subordinated Management Fees, all other amounts due under the Management Agreements as of the date of this Agreement and any Claims arising due to breaches of the Management Agreements prior to the date of this Agreement) and which Manager and each or any of Manager’s heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against an Investor Member Released Party, or which may hereafter arise out of, relate to, or be connected with any act of commission or omission of an Investor Member Released Party existing or occurring prior to the date of this Agreement; provided, however, notwithstanding any other provision of this Agreement, the release of Claims pursuant to this Section 4 (i) shall not apply to (1) any Claims arising under this Agreement or under any Other Investor Member Document, or (2) any Claims for intercompany balances required to be paid by Sunrise IV or the Property Companies and arising from and after September 30, 2009, and (ii) shall not release Sunrise IV or Investor Member from their respective obligations under this Agreement or under any Other Investor Member Document.

     5.     Release of Manager. Effective as of the date of this Agreement, each Investor Member Releasor hereby releases, acquits, and forever discharges the Manager and each and every past and present employee, attorney, officer and director of Manager (collectively, the “Manager Released Parties”) from any and all Claims which relate to the management or operation of the Facilities (including any Claims arising due to breaches of the Management Agreements and the MOMA prior to the date of this Agreement) and which Investor Member Releasors and each or any of Investor Member Releasors’ heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against a Manager Released Party, or which may hereafter arise out of, relate to, or be connected with any act of commission or omission of a Manager Released Party existing or occurring prior to the date of this Agreement; provided, however, notwithstanding any other provision of this Agreement, the release of Claims pursuant to this Section 5 (i) shall not apply to (1) any Claims arising under this Agreement or under any Other Sunrise Document, or (2) any Claims for intercompany balances required to be paid by Manager and arising from and after September 30, 2009, and (ii) shall not release Manager from its obligations under this Agreement or under any Other Sunrise Document.

     6.     Assignment of Membership Interests. Effective as of the date of this Agreement, Managing Member shall assign, transfer and convey to Investor Member (or Investor Member’s designee) the MM Interest and all of Managing Member’s rights under the Operating Agreement by executing and delivering the Bill of Sale and Assignment Agreement (the “Bill of Sale”) attached as Exhibit A hereto and made a part hereof. Managing Member represents and warrants to Investor Member that (i) Managing Member is the sole legal and beneficial owner of the Transferred Interest (as such term is defined in the Bill of Sale) and, other than the Membership Interest Pledge, Managing Member has not previously assigned, transferred or conveyed all or any portion of the Transferred Interest or pledged the Transferred Interest as security for any indebtedness, (ii) following the execution and delivery of the Bill of Sale, Investor Member shall have good and valid title to the Transferred Interest, free and clear of any and all liens, claims and encumbrances of any kind or nature whatsoever (other than the Membership Interest Pledge, the Operating Agreement and any other agreements which become effective or are entered into, permitted or suffered to exist by Investor Member or any of its affiliates on or after the date hereof with respect to the Transferred Interest), and (iii) from and after the date of this Agreement, Managing Member and its affiliates shall not have or hold any membership interest or other direct or indirect ownership interest in Sunrise IV (it being understood that all such membership and ownership interests shall have been transferred to Investor Member pursuant to the Bill of Sale) and, subject to and in accordance with Section 2 of this Agreement, Managing Member shall have no Claims of any kind or nature whatsoever against any Investor Member Released Party that have not been waived or released.

     7.     Amendment to MOMA. Effective as of the date of this Agreement, Sunrise IV, Investor Member, and Manager shall enter into that certain Amendment to Master Owner/Manager Agreement (the “MOMA Amendment”), attached as Exhibit B hereto and made a part hereof, providing for, among other things, the termination of each of the Management Agreements on the dates set forth in the MOMA Amendment (the date of termination of a Management Agreement is referred to as the “Termination Date” for such Management Agreement).

     8.     Operations Transfer Agreement. Effective as of the date of this Agreement, Sunrise IV, Manager, and Watermark Retirement Communities, Inc. (“New Manager”) shall enter into the Master Operations Transfer Agreement attached as Exhibit C hereto and made a part hereof (the “Operations Transfer Agreement”), providing for the transition of management services for the Facilities from Manager to New Manager.

     9.     Continuation of Insurance. Manager acknowledges and agrees that, from and after the Termination Date of the Management Agreement for each Facility, it will continue providing insurance coverage (including third-party insurance) for such Facility and the related Property Company for claims arising from events that occur on or prior to such Termination Date for the lines of coverage required to be maintained pursuant to, and that meet or exceed the minimum insurance requirements set forth in, the relevant Management Agreement; provided, however, that Sunrise IV and/or the Property Company shall, pursuant to an Escrow Agreement substantially in the form of Exhibit D (the “Escrow Agreement”), fund an escrow account on such Termination Date to cover the amount of any Facility deductibles (as contemplated by Section 3.03 of Exhibit G to the relevant Management Agreement) in the aggregate amount set forth on Schedule 9(a) for each Facility; provided, further, that Sunrise IV shall provide a guarantee with respect to the difference between the amount escrowed as set forth on Schedule 9(a) and the maximum post-Termination Date deductible liability for each Facility as set forth on Schedule 9(a). When obtaining insurance for the period from the date of this Agreement through the Termination Date for each Facility, Manager shall initially obtain insurance coverage for each Facility and Property Company for the time period set forth on Schedule 9(b) hereto (with respect to each Facility, the “Initial Coverage Period”); provided, however, that Sunrise IV or the Property Companies shall be responsible for paying any and all insurance premiums attributable to the Initial Coverage Period regardless of whether the Termination Date for any Management Agreement occurs prior to the end of the applicable Initial Coverage Period. Any insurance coverage that is required for time periods subsequent to the Initial Coverage Period shall be obtained on a month-to-month basis through the applicable Termination Date. The amounts each Facility and Property Company will be charged for each line of coverage during the Initial Coverage Period and for each month thereafter are set forth on Schedule 9(c) hereto to the extent such amounts are currently known and, to the extent such amounts are not currently known, the amounts charged will be consistent with past history and will reflect current, fair-market pricing. From and after the date of this Agreement and continuing until the Adjacent Parcel Transition Date for each Adjacent Parcel, Manager will (i) manage such Adjacent Parcel in the ordinary course consistent with past practice, and (ii) continue to provide liability insurance coverage for such Adjacent Parcel consistent with past practice. “Adjacent Parcel Transition Date” means, with respect to each Adjacent Parcel, the Termination Date of the Management Agreement for the Facility associated with such Adjacent Parcel (or, with respect to the Adjacent Parcel associated with the Millbrook, NY Facility, the assignment of the agreements listed on Schedule 7.13 of the Operations Transfer Agreement). Sunrise IV or the Property Companies shall be responsible for paying the insurance premiums incurred in connection with obtaining and keeping in place insurance coverage for each Facility (and each Adjacent Parcel) through the Termination Date of the Management Agreement for such Facility (and the associated Adjacent Parcel, if applicable) and shall be entitled to receive any and all net amounts recovered due to any early termination of insurance coverage for any one or more Facilities/Property Companies.

     10.     Nordbank/Sunrise Mutual Releases. Effective as of the date of this Agreement, and as a condition to the effectiveness of this Agreement and the Other Sunrise Documents, the Sunrise Parties shall execute and deliver, and Investor Member shall obtain from Nordbank (on behalf of the Lenders) and deliver to the Sunrise Parties a copy duly executed by Nordbank of, the mutual Release Agreements attached hereto as Exhibit E-1 and Exhibit E-2 and that certain Settlement Agreement attached hereto as Exhibit E-3.

     11.     Transfer of Trademarks. Effective as of the date of this Agreement, SSL and Sunrise IV shall enter into the Nunc Pro Tunc Trademark Assignment, attached as Exhibit F and made a part hereof (the “Trademark Assignment”), providing for the transfer, conveyance and assignment by SSL to Sunrise IV, effective as of June 30, 2005, of all of SSL’s right, title and interest in and to the trademarks (together with the goodwill of the business symbolized thereby) listed in Exhibit G, which is attached hereto and made a part hereof, and SSL shall file with the California Secretary of State the Assignment of Trademark or Service Mark, attached as Exhibit H and made a part hereof, providing for the transfer, conveyance and assignment by SSL to Sunrise IV of all of SSL’s right, title and interest in and to the California State Registration for the mark THE FOUNTAINS and Design.

     12.     Transfer of Domain Names. Effective as of the date of this Agreement, SSL and Sunrise IV shall enter into the Nunc Pro Tunc Domain Name Assignment, attached as Exhibit I and made a part hereof, providing for the transfer, conveyance and assignment by SSL to Sunrise IV, effective as of June 30, 2005, of all of SSL’s right, title and interest in and to the domain names listed in Exhibit J, which is attached hereto and made a part hereof.

     13.     Transfer of Trademark Licenses Agreements. Effective as of the date of this Agreement, SSL and Sunrise IV shall enter into the Assignment and Assumption of Trademark Licenses, attached as Exhibit K and made a part hereof, providing for the transfer, conveyance and assignment by SSL to Sunrise IV of all of SSL’s right, title and interest in and to the license agreements listed in Exhibit L, which is attached hereto and made a part hereof. Notwithstanding any other provision of this Agreement, the transfers of assets made by SSL to Sunrise IV pursuant to Sections 11, 12, and 13 of this Agreement shall be made by SSL free and clear of any and all liens, claims, security interests and encumbrances of any kind or nature whatsoever, except for liens granted pursuant to the Loan Documents and encumbrances expressly contemplated by the Loan Documents or the Trademark Assignment. Without limiting the generality of the foregoing, on the date of this Agreement, SSL shall deliver to Sunrise IV duly executed lien releases, in form and substance reasonably satisfactory to Investor Member, releasing and discharging the existing liens on the trademarks being transferred to Sunrise IV pursuant to Section 11.

     14.     Allocation of Income. Notwithstanding any provision of the Operating Agreement to the contrary, Managing Member and Investor Member agree that any and all cancellation of indebtedness income arising as a result of the cancellation of the MM Financing pursuant to the releases granted by Managing Member and SSL to Sunrise IV and its direct or indirect subsidiaries pursuant to Section 3 of this Agreement shall be allocated 100% to Managing Member. On the date of this Agreement, the following actions shall be deemed to have occurred in the following order and sequence: (i) first, the dividend or distribution of the Adjacent Parcels (as defined below) to Managing Member and the subsequent contribution of the Adjacent Parcels (and deemed contribution of the Contributed Parcels) from Managing Member to Sunrise IV (or Sunrise IV’s designees), as contemplated by Section 3 and Section 15 of this Agreement; (ii) second, SSL and Managing Member shall be deemed to have granted the releases set forth in Section 3 of this Agreement; and (iii) third, the Managing Member shall be deemed to have assigned the Transferred Interest to Investor Member pursuant to the Bill of Sale. The Parties further agree that, immediately after the contribution by Managing Member of the Adjacent Parcels to Sunrise IV (or Sunrise IV’s designees), Sunrise IV will “mark-to-market” all of its assets for capital accounting purposes, and will allocate the net book gain or loss among Managing Member and Investor Member pursuant to the Operating Agreement. Such allocation will take place immediately before the allocation of cancellation of indebtedness income to Managing Member and any other allocations for the period ending on the date of this Agreement, which shall be made using the “closing of the books” method under Section 706 of the Internal Revenue Code.

     15.     Transfer of Adjacent Parcels. Effective as of the date of this Agreement, (i) the Managing Member shall acquire fee simple title to the parcels of real property described on Exhibit M (the “Adjacent Parcels”) from the current owners of the Adjacent Parcels listed on Exhibit M (the “Current Owners”), through dividends or distributions made by the Current Owners to the Managing Member (each such dividend or distribution, an “Adjacent Parcel Distribution”), and (ii) Managing Member shall transfer and convey fee simple title to the Adjacent Parcels to Sunrise IV (or Sunrise IV’s designees), free and clear of any and all monetary liens, by executing and delivering to Sunrise IV (or Sunrise IV’s designees) the Quitclaim Deeds in the forms attached hereto as Exhibits N, O, P and Q, together with all applicable transfer tax and change of ownership affidavits and such other certificates, affidavits, assignments, indemnities, instruments and other documents as shall be reasonably requested (as to both form and substance) by the applicable title insurance company or the Lenders and are necessary or required in connection with the transfer and conveyance of the Adjacent Parcels and the obtaining by Sunrise IV, its designees and the Lenders of owner’s and mortgagee’s title insurance policies with respect to the Adjacent Parcels in form and substance reasonably acceptable to the Investor Member with the endorsements listed on Schedule 15(a). All costs and expenses associated with transferring the Adjacent Parcels (and the deemed contribution of the Contributed Parcels) to Sunrise IV (or Sunrise IV’s designees), including transfer, franchise, deed, fixed asset, stamp, and documentary stamp taxes, the fees, costs and expenses associated with obtaining owner’s and mortgagee’s title insurance commitments and policies with not more than those endorsements listed on Schedule 15(a) (including the fees and expenses of the title insurance company) and surveys, engineering and environmental reports, recording fees for the deeds and mortgages, and the legal fees and expenses of Nordbank’s counsel and Investor Member’s counsel relating to or arising out of the conveyance and granting of mortgages with respect to the Adjacent Parcels and the Contributed Parcels, in each case as set forth on Schedule 15(b) attached hereto (collectively, the “Adjacent Parcel Expenses”), shall be paid by the Sunrise Parties to Investor Member on the date of this Agreement; provided, however, in the event any Adjacent Parcel Expenses are not paid on the date of this Agreement, any such unpaid Adjacent Parcel Expenses may be deducted from, or setoff against, amounts due and payable to the Sunrise Parties pursuant to this Agreement or any Other Sunrise Document (it being understood that in no event shall the Adjacent Parcel Expenses be greater than the aggregate amount set forth on Schedule 15(b)). All real property taxes with respect to the Adjacent Parcels for calendar year 2009 shall be prorated between the Managing Member and Sunrise IV as of the date of this Agreement based on the tax bills for the 2008 calendar year.

     16.     Settlement. It is understood and agreed by the Parties that this Agreement is a compromise and settlement of disputed claims and the execution, delivery and performance of this Agreement and the Exhibits hereto shall not be deemed or construed as an admission of liability or responsibility at any time or for any purpose whatsoever.

     17.     Binding Agreement. Each of the Parties hereby represents and warrants that it has carefully read this Agreement, knows and understands its contents and its binding legal effect and has consulted with counsel of its choice prior to signing this Agreement. Each of the Parties signs this Agreement of its own free will, without any legal reservations, duress, coercion or undue influence, and it is the intention of each of the Parties that each Party be legally bound hereby. The Parties agree that this Agreement (including the Schedules and Exhibits hereto) embodies the full, entire and sole agreement of the Parties and recites the sole consideration for the promises exchanged, and that this Agreement may not be modified except in writing signed by all Parties hereto. In reaching and executing this Agreement, no Party has relied upon any representation or promise except those set forth herein.

    18.     Authority, Etc.

     (a) The Sunrise Parties jointly and severally represent and warrant to Investor Member and Sunrise IV that (i) each Sunrise Party is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) each Sunrise Party has full power and authority to execute and deliver this Agreement and the other documents, agreements, releases and instruments being executed by such Sunrise Party in connection with or pursuant to this Agreement (the “Other Sunrise Documents”) and to consummate the transactions contemplated hereby and thereby, (iii) this Agreement and the Other Sunrise Documents have been duly executed by the Sunrise Parties and constitute the valid and binding agreements of the Sunrise Parties and are enforceable against the Sunrise Parties in accordance with their terms, (iv) no other corporate or organizational proceedings on the part of any Sunrise Party are necessary to approve and authorize the execution and delivery of this Agreement or the Other Sunrise Documents to which such Sunrise Party is a party and the consummation of the transactions contemplated hereby and thereby, (v) the execution, delivery and performance by the Sunrise Parties of this Agreement and the Other Sunrise Documents, and the consummation of the transactions contemplated hereby and thereby, do not and shall not conflict with, result in any breach, default or violation of, or require any authorization, consent or approval that has not already been obtained under (1) the organizational documents of any Sunrise Party, (2) any contract to which a Sunrise Party is a party or by which a Sunrise Party is bound, or (3) any order, rule, regulation, law, decree, permit or license of any court or any governmental organization or entity, (vi) as of the date of this Agreement, except for copyrights that are generally used within the “Sunrise System” (as such term is defined in the Management Agreements), no Sunrise Party, and no affiliate of any Sunrise Party, holds any registered or unregistered copyright that is used by Sunrise IV or any one or more of its subsidiaries in connection with the conduct of their respective businesses, (vii) as of the date of this Agreement, the Sunrise Parties and their affiliates have transferred to Sunrise IV all of the Intellectual Property (as defined below) owned, held, or licensed by the Sunrise Parties or their affiliates and that is used by Sunrise IV or any one or more of its subsidiaries in connection with the conduct of their respective businesses, (viii) in connection with each Adjacent Parcel Distribution, as of the date of such Adjacent Parcel Distribution, (1) Managing Member was a member of each Current Owner that is a Delaware limited liability company and was a partner of each Current Owner that is a Delaware limited partnership, (2) each Current Owner that is a limited liability company has complied with §18-607(a) of the Delaware Limited Liability Company Act, and (3) each Current Owner that is a limited partnership has complied with §17-607(a) of the Delaware Revised Uniform Limited Partnership Act, and (ix) with respect to the Adjacent Parcel located at 909 109th Avenue NE, Bellevue, Washington (the “Bellevue Parcel”), (1) the Sunrise Parties have completed all corrective actions required to be taken by the City of Bellevue, Washington, in each case in accordance with all applicable federal, state, city and local laws, statutes, codes, rules, regulations, ordinances, decrees, and orders, in order to resolve that certain Request for Voluntary Compliance, dated May 21, 2009 (case no. 09-113766), issued by the City of Bellevue, Washington (the "Request"), as such Request has been modified by certain conversations and e-mails regarding the compliance requested therein, and as such compliance is evidenced by that certain e-mail dated July 29, 2009 at 4:46 p.m. from Raj Johal on behalf of the City of Bellevue to Blake Martin, Director of Maintenance of Pacific Regent of Bellevue, and (2) the Sunrise Parties (or their affiliates) have paid all costs and expenses arising out of or relating to the actions referenced in this clause (ix), and none of such costs and expenses have been charged to, or reimbursed by, Sunrise IV, any Intermediate Tier Owner, any Property Company, or any Facility. “Intellectual Property” means any trademark, service mark, trade name, design, trade dress, logo, internet domain name, invention (whether patented or not), U.S. or foreign patent, pending patent application in the U.S. or foreign jurisdictions, any continuation, divisional or equivalent thereof, trade secret, confidential business information, copyright, know-how (including any registrations or applications for registration of any of the foregoing), license agreement, computer software, website, telephone number or any other similar type of proprietary intellectual property right; provided, however, notwithstanding the foregoing, the term “Intellectual Property” shall not include any of the foregoing which are specific to the policies, procedures and/or processes of any one or more of the Sunrise Parties, and/or any of their respective affiliates, or are otherwise generally used within the Sunrise System.

     (b) Investor Member represents and warrants to the Sunrise Parties that (i) Investor Member is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) Investor Member has full power and authority to execute and deliver this Agreement and the other documents, agreements, releases and instruments being executed by Investor Member in connection with or pursuant to this

Agreement (the “Other Investor Member Documents”) and to consummate the transactions contemplated hereby and thereby, (iii) this Agreement and the Other Investor Member Documents have been duly executed by Investor Member and constitute the valid and binding agreements of Investor Member and are enforceable against Investor Member in accordance with their terms, (iv) no other limited liability company or organizational proceedings on the part of Investor Member are necessary to approve and authorize the execution and delivery of this Agreement or the Other Investor Member Documents and the consummation of the transactions contemplated hereby and thereby, and (v) the execution, delivery and performance by Investor Member of this Agreement and the Other Investor Member Documents, and the consummation of the transactions contemplated hereby and thereby, do not and shall not conflict with, result in any breach, default or violation of, or require any authorization, consent or approval under or from (1) the organizational documents of Investor Member, (2) any contract to which Investor Member is a party or by which Investor Member is bound, or (3) any order, rule, regulation, law, decree, permit or license of any court or any governmental organization or entity.

     19.     Severability. If any one part of this Agreement shall be deemed invalid and unenforceable, then the remaining parts shall remain binding and in effect to the extent (i) the context thereof shall permit in light of the declared invalidity or unenforceability, and (ii) such declaration of invalidity or unenforceability and the asserted enforceability of remaining terms and provisions do not materially amend, alter or contradict the intent of the Parties as expressed by the terms of this Agreement.

     20.     Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     21.     Further Assurances. Each of the Parties shall execute and deliver any additional papers, documents, and other assurances, and shall do any acts and things reasonably necessary in connection with the performance hereunder and to carry out the intent of this Agreement. The Parties further agree not to take any action that may frustrate the intent or purpose of this Agreement. Without limiting the generality of the foregoing, from time to time after the date of this Agreement, and without further consideration, the Sunrise Parties, upon the request of Investor Member, shall execute and deliver such documents and instruments of conveyance and transfer as Investor Member may reasonably request in order to (i) consummate more effectively the transfer and conveyance of assets, rights and properties pursuant to this Agreement or the Other Sunrise Documents to Investor Member, Sunrise IV or their respective affiliates (including the Property Companies) or designees, (ii) vest in Investor Member, Sunrise IV, or such affiliates or designees title to such transferred assets, rights and properties, (iii) permit Investor Member, Sunrise IV or such affiliates or designees to perfect, record or protect their interests in such transferred assets, rights and properties, or (iv) otherwise more fully consummate the transaction contemplated by this Agreement or the Other Sunrise Documents.

     22.     No Prior Assignment. Each Party represents and warrants to the others that, except with respect to the Adjacent Parcels, (i) such Party is the sole owner of all of the assets, rights and claims being released, transferred and/or assigned by such Party under this Agreement, the MOMA Amendment and the Operations Transfer Agreement (as applicable), (ii)

there does not exist any presently effective assignment or agreement of transfer with respect to the assets, rights or claims which are being released, transferred or assigned by such Party under this Agreement, and (iii) such Party has never assigned or transferred previously in any manner whatsoever any assets, rights or claims which are being released, transferred or assigned under this Agreement, except for (1) liens granted pursuant to the Loan Documents, (2) encumbrances expressly contemplated by the Loan Documents or the Trademark Assignment, and (3) transfers or assignments that are no longer effective and that have been reversed or cancelled.

    23.     Survival of Claims Against Sunrise Parties.

     (a)     The Sunrise Parties, jointly and severally, agree to indemnify, defend, and hold harmless the Investor Member Released Parties from, against, for and in respect of any Losses asserted against, or paid, suffered or incurred by, the Investor Member Released Parties and resulting from, based upon, or arising out of: (i) the breach of any representation or warranty made by any Sunrise Party in this Agreement or in any of the Other Sunrise Documents, (ii) the breach of any covenant or agreement of any Sunrise Party made in this Agreement or any Other Sunrise Documents, (iii) any Claim released by Manager or any Sunrise Releasor in this Agreement or any Other Sunrise Documents (provided, however, the Sunrise Parties shall not be required to indemnify the Investor Member Released Parties with respect to any Claim held by a third party that is not a Sunrise Releasor, Manager or a person or entity affiliated with any one or more of the Sunrise Parties and that is not a successor, assign, assignee, or transferee of a Sunrise Releasor, Manager or any such affiliate of one or more of the Sunrise Parties, which Claim is independently held by such third party and did not arise by or through a Sunrise Releasor, Manager or any such affiliate of one or more of the Sunrise Parties), or (iv) any indemnification claims asserted by New Manager against Sunrise IV (and/or its direct and indirect subsidiaries) pursuant to Section 9.1(b) of the Operations Transfer Agreement which result from or arise out of any breach by Manager of any provision of the Operations Transfer Agreement, subject to applicable notice, grace or cure periods. “Losses” shall mean any and all demands, claims, actions, causes of action, assessments, losses, diminution in value, damages, liabilities, costs, and expenses, including interest, penalties, costs of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

     (b)     Except for the Core Representations, each of the representations and warranties of the Sunrise Parties contained in this Agreement or in any Other Sunrise Document shall survive for a period ending on the date that is one (1) year after the date of the final Closing (as such term is defined in the Operations Transfer Agreement) (the “Survival Period”), provided any claim for which notice has been given prior to the expiration of the Survival Period may be continued after the expiration of the Survival Period until finally resolved. The Core Representations shall survive without limitations as to time. “Core Representations” shall mean the representations of the Sunrise Parties contained in Sections 6 and 22 of this Agreement. No Investor Member Released Party may bring a claim against a Sunrise Party for breach of a representation and warranty unless written notice of such breach is given prior to the expiration of the Survival Period; provided, however, notwithstanding the foregoing, a claim arising out of a breach of a Core Representation may be brought at any time and shall not be time barred. An Investor Member Released Party shall be entitled in good faith to offset any indemnification claim under this Section 23 against amounts due to the Sunrise Parties, including any management fees due and payable under the MOMA Amendment; provided, however, that from and after the 360th day after the date of this Agreement, 50% of all Management Fees earned, due and payable from and after such 360th day will not be subject to offset by an Investor Member Released Party. In addition to such offset rights (it being understood that the remedies of the Investor Member Released Parties under this Section 23 shall be cumulative), the Investor Member Released Parties shall be entitled to recover from the Sunrise Parties for any indemnification claim under this Section 23. Notwithstanding anything to the contrary set forth herein, in any Other Sunrise Document (including the MOMA Amendment, the Operations Transfer Agreement and any document, instrument, certificate or agreement executed or delivered in connection with this Agreement, the MOMA Amendment, any Closing or the Operations Transfer Agreement), in the Management Agreements or any document, instrument or agreement related to the Management Agreements, or any other document, instrument or agreement executed or delivered by Manager or any Managing Member Released Parties related to the ownership, use, operation or management of the Facilities or Sunrise IV or any of its direct or indirect subsidiaries (collectively, the “Sunrise Transaction Documents”), the maximum aggregate liability of all Sunrise Parties and their respective affiliates under all Sunrise Transaction Documents for any and all Losses suffered or incurred by any party to a Sunrise Transaction Document, whether for breach of a representation, warranty or covenant, indemnification or other obligation shall not, in the aggregate, exceed the amount of $2,500,000 (plus any amounts which are subject to offset as contemplated by this Section 23(b)); provided, however, that the preceding limitation on liability shall not apply to limit any indemnification claim under this Section 23 for (i) Losses arising directly or indirectly from the gross negligence, fraud or willful misconduct (including knowing or intentional breaches) of any of the Sunrise Parties, (ii) Losses arising from any breach of Section 18(a)(i)-(v) or (viii) of this Agreement, (iii) Losses arising from any breach of Section 7(a), 7(b), 7(c)(iii), 7(d), 7(e), 7(h), or 16 of the MOMA Amendment, (iv) Losses resulting from, based upon, or arising out of, any Claims released by Manager or any Sunrise Releasor in this Agreement or any Other Sunrise Document, or (v) Losses resulting from, based upon or arising due to any failure by Manager to provide insurance coverage as (and to the extent) required by Section 9 of this Agreement. The covenants and agreements of the Sunrise Parties contained in this Agreement or in the Other Sunrise Documents that are to be performed on or after the date hereof shall survive the execution and delivery of this Agreement and the Other Sunrise Documents, and the Sunrise Parties shall be liable after the date hereof for any breach thereof, subject in all cases to the limitation on liability set forth herein (if applicable).

    24.     Survival of Claims Against Investor Member and Sunrise IV.

     (a)     Investor Member and Sunrise IV, jointly and severally, agree to indemnify, defend, and hold harmless Managing Member Released Parties and Manager Released Parties from, against, for and in respect of any Losses asserted against, or paid, suffered or incurred by, the Managing Member Released Parties or Manager Released Parties and resulting from, based upon, or arising out of: (i) the breach of any representation or warranty made by Investor Member or Sunrise IV in this Agreement or in any of the Other Investor Member Documents, (ii) the breach of any covenant or agreement of Investor Member or Sunrise IV made in this Agreement, any Other Investor Member Documents, or the Operations Transfer Agreement, or (iii) any Claim released by Investor Member or Sunrise IV in this Agreement, any Other Investor Member Documents, or the Operations Transfer Agreement (provided, however, Investor Member and Sunrise IV shall not be required to indemnify the Managing Member Released

Parties or the Manager Released Parties with respect to any Claim held by a third party that is not an Investor Member Releasor and that is not a successor, assign, assignee, or transferee of an Investor Member Releasor, which Claim is independently held by such third party and did not arise by or through an Investor Member Releasor).

     (b)     Each of the representations and warranties of Investor Member or Sunrise IV contained in this Agreement or in any Other Investor Member Document shall survive for a period ending on the last day of the Survival Period, provided any claim for which notice has been given prior to the expiration of the Survival Period may be continued after the expiration of the Survival Period until finally resolved. No Managing Member Released Party or Manager Released Party may bring a claim against Investor Member or Sunrise IV for breach of a representation and warranty unless written notice of such breach is given prior to the expiration of the Survival Period. A Managing Member Released Party or Manager Released Party shall be entitled to recover from Investor Member or Sunrise IV for any indemnification claim under this Section 24. Notwithstanding anything to the contrary set forth herein, in any Other Investor Member Document (including the MOMA Amendment and any document, instrument, certificate or agreement executed or delivered in connection with this Agreement, the MOMA Amendment, or any Closing), in the Management Agreements, the Operations Transfer Agreement or any document, instrument or agreement related to the Management Agreements, or any other document, instrument or agreement executed or delivered by any Investor Member Released Parties related to the ownership, use, operation or management of the Facilities or Sunrise IV or any of its direct or indirect subsidiaries (collectively, the “Investor Member Transaction Documents”), the maximum aggregate liability of Investor Member, Sunrise IV and their affiliates under all Investor Member Transaction Documents for any and all Losses suffered or incurred by any party to an Investor Member Transaction Document, whether for breach of a representation, warranty or covenant, indemnification or other obligation shall not, in the aggregate, exceed the amount of $2,500,000; provided, however, that the preceding limitation on liability shall not apply to limit any indemnification claim under this Section 24 for (i) Losses arising directly or indirectly from the gross negligence, fraud or willful misconduct (including knowing or intentional breaches) of Investor Member or Sunrise IV, (ii) Losses arising from any breach of Section 18(b) of this Agreement, (iii) Losses resulting from, based upon, or arising out of, any Claims released by any Investor Member Releasor in this Agreement or any Other Investor Member Document, (iv) Losses arising from any breach of the obligations of the Investor Member Released Parties to pay any management fees required under the MOMA Amendment or to make any reimbursements required under the Management Agreements and the MOMA Amendment (subject to the Investor Member Released Parties’ rights of offset as contemplated by Section 23(b)), or (v) Losses arising from any breach by Sunrise IV of its obligation to fund amounts into escrow under the Escrow Agreement or its guaranty obligations under the first sentence of Section 9 of this Agreement. The covenants and agreements of Investor Member and Sunrise IV contained in this Agreement or in the Other Investor Member Documents that are to be performed on or after the date hereof shall survive the execution and delivery of this Agreement and the Other Investor Member Documents, and Investor Member and Sunrise IV shall be liable after the date hereof for any breach thereof, subject in all cases to the limitation on liability set forth herein (if applicable).

     25.     Arbitration of Setoff Claims. To the extent any Investor Member Released Party does not pay to Manager any Management Fee that is due and payable pursuant to Section 4 of the MOMA Amendment based upon any claim of offset as provided in Section 23 of this Agreement, in the event Manager disputes the validity or amount of the indemnification claim giving rise to such right of offset, such dispute shall be resolved through the following procedures: (i) the Investor Member Released Parties shall give written notice (the “Setoff Notice”) to Manager within 10 business days after such Management Fee is due and payable of the Investor Member Released Parties’ Losses that are subject to offset (provided that subsequent Setoff Notices for the same Losses shall not be required); (ii) within 30 days of receipt of the Setoff Notice, Manager shall respond to the Setoff Notice by sending a written response to the Investor Member setting forth (in reasonable detail) Manager’s position and defenses to the claimed Losses (the “Setoff Response”) (it being understood that, if Manager does not provide the Setoff Response within such 30-day period, Manager shall be deemed to have waived any right to dispute the offset of the Losses stated in the Setoff Notice); (iii) in the event an offset dispute is not resolved within 30 days after receipt of the Setoff Response, either any Investor Member Released Party or the Manager shall have the right to submit the offset dispute to binding arbitration pursuant to the expedited rules of the American Arbitration Association (the “AAA”), and the Investor Member Released Parties and the Manager hereby consent to each other’s right to compel arbitration pursuant to this Section 25; (iv) the arbitrator shall be appointed by the AAA and shall be an independent qualified arbitrator with no less than 10 years experience in the negotiation and implementation of management arrangements for senior living and senior health care communities (“Qualified Arbitrator”), who shall be the sole person to act as the arbitrator to resolve the offset dispute, (v) the appointment of the Qualified Arbitrator and the issuance of its final decision on the offset dispute shall take place all within 30 days of the submission of the dispute to arbitration (unless the parties jointly consent to a longer period of time); (vi) as part of the arbitration process, both parties will be required, on the same date and approximate time, to submit confidential settlement offers to the arbitrator which will not be disclosed to the other party until both sides have submitted their settlement offers; (vii) each of the parties shall pay one-half of the fees of the Qualified Arbitrator; and (viii) as part of the Qualified Arbitrator’s ruling, the Qualified Arbitrator shall award reasonable attorneys’ fees and costs to the party whose settlement offer is closer to the award entered by the Qualified Arbitrator. If the arbitration procedure set forth in this Section 25 has been used three (3) or more times in any twelve (12) month period and any Investor Member Released Party has been the “losing party” (i.e., the party who has been required to pay the other party’s attorneys’ fees and costs) in at least three (3) of such proceedings, no Investor Member Released Party shall have any further right to offset against any Management Fees pursuant to Section 23 hereof and the Investor Member shall not have the right to pre-approve the payment of any Management Fees pursuant to Section 4 of the MOMA (it being understood, however, that the Investor Member shall retain the right to dispute the payment of any Management Fees after they have been received by Manager).

     26.     Right to Cure. No party shall have the right to claim that another party hereto (the “Breaching Party”) is in breach or has failed to perform hereunder unless written notice of such alleged breach or failure to perform has been delivered to the Breaching Party and such Breaching Party has failed to cure such breach or failure to perform within ten (10) days of receipt of such notice; provided, however, the provisions of this Section 26 shall not apply to breaches or failures to perform that are incapable of being cured or to breaches or failures to perform with respect to which the non-Breaching Party does not have actual knowledge at the time such breach or failure to perform occurs.

     27.     Construction of Agreement. It is understood and acknowledged that this Agreement shall not be construed in favor of or against any Party hereto by reason of the extent to which any Party or its counsel has participated in the drafting of this Agreement. The terms “include,” “including” and other similar terms are not limiting.

     28.     Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties’ respective successors and assigns.

     29.     Governing Laws. This Agreement shall be governed by and construed in accordance with the federal laws of the United States of America and internal laws of the State of Delaware applicable to contracts made and to be performed in such state (without regard to the principle of conflicts of law applicable under Delaware law).

     30.     Waiver of Jury Trial. To the maximum extent permitted by law, the Parties hereby knowingly, voluntarily and intentionally WAIVE ANY RIGHT TO A TRIAL BY JURY in respect of any action, cause of action, claim, demand or proceeding arising out of, under or in connection with this Agreement or the transactions related hereto, or any course of conduct, course of dealing, statements (whether oral or written) or actions of any Party, in each case whether now existing or hereafter arising, and whether sounding in contract, tort, or otherwise.

     31.     Costs. Except as otherwise provided expressly in this Agreement, each Party will bear its own costs and expenses incurred under and in connection with this Agreement.

     32.     Time of Essence. Time is of the essence of this Agreement and each provision of this Agreement.

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     IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first above-written.

SUNRISE SENIOR LIVING INVESTMENTS, INC.

By:	/s/ Anne H. Stuart
Name: Anne H. Stuart Title: Vice President

SUNRISE SENIOR LIVING MANAGEMENT, INC.

By:	/s/ Anne H. Stuart
Name: Anne H. Stuart
Title: Vice President

SUNRISE SENIOR LIVING, INC.

By:	/s/ D. Gregory Neeb
Name: D. Gregory Neeb Title: Chief Investment Officer

US SENIOR LIVING INVESTMENTS, LLC

By:	/s/ Jill A. Russo
Name: Jill A. Russo Title: Vice President

SUNRISE IV SENIOR LIVING HOLDINGS, LLC

By:	US Senior Living Investments, LLC, as
Investor Member pursuant to Section
10.6(b) of the Operating Agreement

By:	/s/ Jill A. Russo
Name: Jill A. Russo Title: Vice President